Exhibit 5.1

May 17, 2021

Williams Industrial Services Group Inc.

100 Crescent Centre Parkway, Suite 1240

Tucker, GA 30084

Re:	Williams Industrial Services Group Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

Williams Industrial Services Group Inc. (the “Company”) is filing with the U.S. Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of 112,500 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), to be issued upon the vesting of restricted stock units granted outside of a plan to Raymond A. Hruby, Jr. as employment inducement awards (the “Inducement Award”).

Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

In rendering this opinion, we have examined copies of (a) the Company’s Second Amended and Restated Certificate of Incorporation, as amended, and Fourth Amended and Restated By-laws, each in the form filed as exhibits with the Commission, (b) the form of Offer Letter between the Company and Raymond A. Hruby, Jr. and the form of agreements relating to the Inducement Award, (c) the Registration Statement and (d) such other records and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to the originals or certified copies of all documents submitted to us as copies thereof.

As a result of the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that, under the laws of the State of Delaware, when issued pursuant to and in accordance with the terms of the Inducement Award, the Shares that are the subject of the Registration Statement will be validly issued, fully paid, and non-assessable.

In rendering this opinion, we have assumed that the resolutions authorizing the Company to issue the Shares pursuant to the Inducement Award will be in full force and effect at all times at which the Shares are issued by the Company and that the Company will take no action inconsistent with such resolutions.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP